Exhibit 99.1

For Immediate Release

J.L.HALSEY NAMES PETER BIRO

VP OF CORPORATE DEVELOPMENT AND PLANNING

Parent of Lyris and EmailLabs Continues to Strengthen Executive Team

WILMINGTON, Del. (August 23, 2006) –  J.L. Halsey Corporation (OTCBB:JLHY), a leading provider of marketing technology solutions through its subsidiary companies Lyris Technologies, EmailLabs, ClickTracks and Hot Banana, today announced that Peter Biro has been named to the new post of Vice President of Corporate Development and Planning.

In this position, Biro will be responsible for overseeing merger and acquisition activities for J. L. Halsey, structuring joint ventures and strategic partnerships, and involved with planning and analysis across the J. L. Halsey brands: Lyris, EmailLabs, ClickTracks, Hot Banana and Sparklist.  Biro will be based in Wellesley, Massachusetts.

Prior to joining J.L. Halsey, Biro was founder and managing partner of The Cowper Group, a Boston-based corporate development consulting firm focused on buy-side mergers and acquisitions for small to mid-market technology companies.  Working with both venture-backed and public companies, including J.L. Halsey, Biro consulted on the use of mergers and acquisitions as a core part of business strategy and actively assisted clients with transaction sourcing and execution.

Before founding The Cowper Group, Biro was responsible for mergers, acquisitions and commercial deals for the managed services business at Web hosting pioneer Exodus Communications (NASD:SVVS).  He previously held senior technology posts at First Union (now Wachovia) and Morgan Stanley.

“We are delighted to have Peter join the J.L. Halsey team,” said David Burt, chief executive officer of J.L. Halsey. “His deep knowledge of the technology sector, coupled with his expertise in securing and structuring strategic transactions— including our acquisitions of Lyris, EmailLabs, ClickTracks and Hot Banana —will be a valuable asset to our corporate development.”

Biro earned an MBA from Stanford University.  He graduated summa cum laude from Duke with a bachelor of science degree in electrical engineering and bachelor of arts degrees in both computer science and history. Biro was a Rhodes Scholar finalist.

About J.L. Halsey

J.L. Halsey (OTCBB:JLHY) is a leading eMarketing company that provides technology solutions for marketers at mid-size businesses. Halsey has more than 13,000 clients. Its wholly owned subsidiaries — Lyris Technologies, EmailLabs, ClickTracks and Hot Banana — provide a suite of best-of-breed tools for managing email marketing campaigns end-to-end, publishing and managing Web site content, creating landing pages and optimizing sites based on sophisticated, yet easy-to-use Web analytics. Clients include Nokia, Adobe, PalmSource, Johns Hopkins University and Jupitermedia. For more information on the company and its subsidiaries and brands please visit www.jlhalsey.com, www.lyris.com, www.emaillabs.com, www.clicktracks.com, www.hotbanana.com and www.sparklist.com.

Media Contacts:

Ken Greenberg

Edge Communications, Inc.

818.990.500

ken@edgecommunicationsinc.com

Loren T. McDonald

Chief Marketing Officer, J.L. Halsey

650.388.3542

loren@emaillabs.com